Exhibit 99.1

FOSTER WHEELER ANNOUNCES FIRST-QUARTER

FINANCIAL RESULTS

–	Cash position increased

–	Sale of Foster Wheeler Environmental Corporation assets completed

–	Restructuring continues on plan

HAMILTON, BERMUDA, May 9, 2003–Foster Wheeler Ltd. (NYSE: FWC) today reported a net loss for the first quarter of 2003 of $19.8 million, or $0.48 per share diluted, compared to a net loss of $176.1 million, or $4.30 per share diluted, for the same quarter last year. Revenues for the first quarter of 2003 totaled $810.9 million compared to $806.0 million in the first quarter of last year. Higher revenues in the European engineering and construction and energy businesses more than offset slowdowns in the North American operating units and the reduced revenues resulting from selling substantially all of the assets of Foster Wheeler Environmental Corporation (FWENC) in early March.

“One of our key goals for 2003 is to generate operating EBITDA, which we expect to be approximately 30 percent higher than the average we achieved over the last three years, and the first-quarter operating results are on track. However, this quarter also included a significant level of planned restructuring spending,” said Raymond J. Milchovich, chairman, president and chief executive officer. “Our cash balance increased during the quarter, although we anticipate some level of future outflows due to the timing of cash flows for certain projects in our portfolio.”

The net loss for the first quarter included several items related to the company’s realignment of its operations. The company completed the sale of substantially all of the assets of FWENC and recognized a gain of $15.3 million and charges of $21.1 million for revisions to the estimates on environmental contracts that were retained. In addition, $18.4 million of planned pre-tax expenses were incurred this quarter for professional fees, severance and other expenses related to the company’s ongoing restructuring.

Cash balances worldwide at the end of the quarter were $473 million, compared to $429 million at year-end, and $423 million at the end of the first quarter of 2002. As of March 28,

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2003, the company’s indebtedness was $1.1 billion, essentially unchanged from year-end 2002 and the end of the first quarter of 2002. On March 7, 2003, the company received approximately $80 million in net cash proceeds from the FWENC transaction. During the quarter, the company’s operations used $17 million of cash, primarily due to the anticipated outflows related to projects for which substantial advances had been received during 2002.

Bookings and Segment Performance

New orders booked during the first quarter of 2003 were $476.3 million compared to $792.8 million in the first quarter of last year. The company’s backlog was $3.5 billion, compared to $6.0 billion at the end of the first quarter of 2002. During the first quarter of 2003, $1.7 billion was removed from the backlog, representing the orders sold with the assets of the environmental business.

“The decrease in the company’s backlog is primarily due to soft market conditions and the FWENC sale,” added Mr. Milchovich. “However, current backlog is not directly comparable with backlog in prior periods, which included a number of problem projects and did not serve as an adequate measure of future profits. As a result of the contracting and project management initiatives that were put in place early last year, we are highly confident that the quality of our existing backlog will support our 2003 operating plan.”

First-quarter new bookings for the Engineering and Construction Group (E&C) were $262.8 million, compared to $383.3 million during the year-ago quarter. The decline was due to the absence of bookings from the company’s environmental assets sold during the quarter. The Group’s backlog was $2.2 billion, compared to $4.3 billion at quarter-end 2002. Backlog was reduced by $1.7 billion to account for the environmental asset sale. Revenues for E&C grew from $421.1 million in last year’s first quarter, to $482.8 million in the first quarter of 2003, mainly due to increases in Continental Europe. Excluding costs of $8.6 million for the environmental transactions and restructuring items described above, earnings before interest, taxes, depreciation and amortization (EBITDA) were $20.7 million this quarter, compared to $24.6 million for the same period last year.

New bookings in the first quarter for the Energy Group declined to $210.1 million, compared to $414.0 million in the year-ago quarter, mainly due to weakness in the North American power market. Backlog at quarter-end was $1.3 billion, compared to $1.6 billion at

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quarter-end 2002. Energy Group revenues for the quarter were $326.4 million, compared to $387.4 million in the same quarter of 2002. EBITDA for the quarter was $30.5 million compared to EBITDA of $11.6 million last year, which included special charges of $24.7 million. Improved revenues and EBITDA in the company’s Finnish subsidiary were offset by weakness in the U.S. power operations.

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Notes to Editor:

1.	Consolidated Statements follow.

2.	Foster Wheeler will conduct a conference call with analysts today (May 9) at 11:00 a.m. Eastern Daylight Savings Time. The call will be accessible to the public by telephone or Webcast. To listen to the call by telephone in the United States, dial 877-692-2588 approximately ten minutes before the call. International access is available by dialing 973-321-1040. The conference call will also be available over the Internet at www.fwc.com or through StreetEvents at www.streetevents.com.

A replay of the call will be available on the company's Web site as well as by telephone. To listen to the replay by telephone, dial 877-519-4471 or 973-341-3080 (replay passcode 3901998 required) starting one hour after the conclusion of the call through 8 p.m. Eastern Daylight Savings Time on Friday, May 23, 2003. The replay can also be accessed on the company's Web site for two weeks following the call.

3.	Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of design, engineering, construction, manufacturing, project development and management, research, and plant operation services. The corporation is domiciled in Bermuda, and its operational headquarters are in Clinton, N.J. For more information about Foster Wheeler, visit our Web site at www.fwc.com.

4.	Safe Harbor Statement

This news release contains forward-looking statements that are based on management’s assumptions, expectations and projections about the various industries within which the Corporation operates. Such forward-looking statements by their nature involve a degree of risk and uncertainty. The corporation cautions that a variety of factors, including but not limited to the following, could cause business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies, changes in investment by the energy, power and environmental industries, changes in regulatory environment, changes in project design or schedules, changes in estimates made by the company of costs to complete projects, contract cancellations, changes in trade, monetary and fiscal policies worldwide,

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currency fluctuations, outcomes of pending and future litigation, protection and validity of patents and other intellectual property rights, increasing competition by foreign and domestic companies, changes in financial markets, war and/or terrorist attacks on facilities either owned or where equipment or services are or may be provided, and the outcome of cash-generation initiatives.

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05-09-03

Media Contact:	Richard Tauberman 908-730-4444

Shareholder Contact:	John Doyle 908-730-4270

Other Inquiries:	908-730-4000

Foster Wheeler LTD. and Subsidiaries
Consolidated Statement of Earnings - Summary
(In Thousands of Dollars, Except Per Share Amounts)

	Three months ended

	March 28, 2003	March 29, 2002

Unfilled orders	$3,530,220	$5,966,617
New orders booked	476,335	792,830

Revenues:
Operating revenues	784,092	795,409
Other income	26,776	10,620

Total revenues	810,868	806,029

Cost and Expenses:
Cost of operating revenues	727,129	711,932
Selling, general & administrative expenses	51,740	54,258
Other deductions / minority interest	22,567	38,649
Interest expense	17,422	16,904
Dividends on preferred security of subsidiary trust	4,372	4,012

Total costs and expenses	823,230	825,755

(Loss) before income taxes	(12,362)	(19,726)
Provision for income taxes	7,458	5,884

Net (loss) prior to cumulative effect of a change in accounting principle for goodwill	(19,820)	(25,610)

Cumulative effect of a change in accounting principle for goodwill, net of $0 tax		(150,500)

Net (loss)	$(19,820)	$(176,110)

Other comprehensive (loss) :
Foreign currency translation adjustment	(815)	(9,277)
Change in derivative instruments designated as cash flow hedges		(3,378)

Comprehensive (loss)	$(20,635)	$(188,765)

(Loss) per share :
Basic and diluted prior to cumulative effect of a change in accounting principle for goodwill	$(0.48)	$(0.63)

Cumulative effect on prior years of a change in accounting principle for goodwill		$(3.67)

(Loss) per share	$(0.48)	$(4.30)

Cash dividends paid per share
Shares outstanding :
Basic : Weighted average number of shares outstanding ( in thousands )	41,035	40,920
Diluted : Effect of stock options and	*	*
Convertible debt	*	*

Total diluted	41,035	40,920

Notes:
1)	Includes the following pre-tax items in three months ended March 2003: gain on sale of environmental assets of $15,300; environmental contract and other reserve of $16,100; restructuring cost of $10,400; severance and other cost of $8,000.

2)	Includes the following pre-tax items in three months ended March 2002: provision for sale of plants of $19,000; credit agreement, performance intervention and other cost of $16,200.

*	The effect of the stock options and convertible debt were not included in the calculation of diluted earnings per share as they were antidilutive due to the loss.

Foster Wheeler Ltd. and Subsidiaries
Major Business Groups
(In Millions of Dollars)

	Three months ended

	March 28, 2003	March 29, 2002

Engineering and Construction (EC) (1)
Unfilled orders	$2,195.7	$4,346.0
New orders booked	262.8	383.3
Revenues	482.8	421.1
Interest expense	(0.6)	(0.3)
Earnings before income taxes and cumulative effect of a change in accounting principle for goodwill	9.8	20.5
EBITDA	12.1	24.6

Energy (E) (1,2)
Unfilled orders	1,341.7	1,651.8
New orders booked	210.1	414.0
Revenues	326.4	387.4
Interest expense	4.9	7.3
Earnings before income taxes and cumulative effect of a change in accounting principle for goodwill	19.8	(1.8)
EBITDA	30.5	11.6

Corporate and Financial Services (CF) (1,2,4)
Unfilled orders	(7.2)	(31.2)
New orders booked	3.4	(4.5)
Revenues	1.7	(2.5)
Interest expense (3)	17.5	13.9
(Loss) before income taxes and cumulative effect of a change in accounting principle for goodwill	(42.0)	(38.4)
EBITDA	(23.4)	(23.5)

Total
Unfilled orders	3,530.2	5,966.6
New orders booked	476.3	792.8
Revenues	810.9	806.0
Interest expense (3)	21.8	20.9
(Loss) before income taxes and cumulative effect of a change in accounting principle for goodwill	(12.4)	(19.7)
Provision for income taxes	7.4	5.9
Net (loss) prior to cumulative effect of a change in accounting principle for goodwill	(19.8)	(25.6)
EBITDA	19.2	12.7

1)	Includes in the three months ended 2003: gain on sale of assets in EC of $15.3; contract reserves of $16.1 (EC $21.1; E ($5.0)); restructuring cost in CF of $10.4; severance and other cost of $8.0 (EC $2.8; E $3.3; CF $1.9).

2)	Includes in the three months ended 2002: provision for sale of plants in E of $19.0; credit agreement, performance intervention and other cost of $16.2 (E $5.7: CF $10.5).

3)	Includes dividends on preferred security of subsidiary trust.

4)	Includes intersegment eliminations.

Foster Wheeler Ltd. and Subsidiaries
Condensed Consolidated Balance Sheet
(In Thousands of Dollars)

	March 28, 2003	March 28, 2002

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$384,106	$344,305
Short-term investments	274	271
Accounts and notes receivable	586,486	684,672
Contracts in process and inventories	224,943	289,933
Prepaid, deferred and refundable income taxes	37,517	41,155
Prepaid expenses	39,707	36,071

Total current assets	1,273,033	1,396,407

Land, buildings and equipment	748,923	769,680
Less accumulated depreciation	351,904	361,861

Net book value	397,019	407,819
Restricted cash	88,490	84,793
Notes and accounts receivable – long-term	21,926	21,944
Investment and advances	93,153	88,523
Goodwill, net	50,399	50,214
Other intangible assets, net	72,280	72,668
Prepaid pension cost and related benefit assets	26,567	26,567
Asbestos-related insurance recovery receivable	526,372	534,045
Other assets	161,267	156,279
Deferred income taxes	68,336	69,578

TOTAL ASSETS	$2,778,842	$2,908,837

LIABILITIES AND SHAREHOLDERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES:
Current installments on long-term debt	31,856	31,562
Bank loans	14,444	14,474
Accounts payable and accrued expenses	605,663	635,089
Estimated costs to complete long-term contracts	646,000	707,323
Advance payments by customers	90,536	87,658
Income taxes	63,784	64,517

Total current liabilities	1,452,283	1,540,623

Corporate and other debt less current installments	331,068	341,702
Special-purpose project debt less current installments	178,346	181,613
Capital lease obligations	58,864	58,237
Deferred income taxes	7,823	8,333
Pension, postretirement and other employee benefits	447,512	437,820
Asbestos-related liability	505,721	519,790
Other long-term liabilities and minority interest	106,391	109,373
Subordinated Robbins facility exit funding obligations	107,285	107,285
Convertible subordinated notes	210,000	210,000
Trust preferred securities	175,000	175,000

TOTAL LIABILITIES.	3,580,293	3,689,776

SHAREHOLDERS’ DEFICIT:
Common Stock	40,772	40,772
Paid-in capital	201,841	201,718
Retained earnings (deficit)	(673,811)	(653,991)
Accumulated other comprehensive loss	(370,253)	(369,438)

TOTAL SHAREHOLDERS’ DEFICIT	(801,451)	(780,939)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$2,778,842	$2,908,837

Net Debt	633,993	690,504

Foster Wheeler Ltd.
Summary of Special Charges
(In Thousands of Dollars)

	Three months ended March 28, 2003				Three months ended March 29, 2002

	E & C	Energy	C & F	Total	E & C	Energy	C & F	Total

Change in accounting for goodwill					48,700	101,800		150,500
Change in accounting for claims						19,000		19,000
(Gains)/ losses on sale of assets	(15,300)			(15,300)
Re-evaluation of contract cost estimates and provisions for uncollectible receivables	21,100	(5,000)		16,100		4,000		4,000
Restructuring, performance intervention and credit agreement costs			10,400	10,400			6,900	6,900
Severance cost	2,800	3,300	100	6,200
Legal settlements and other provisions			1,800	1,800		1,700	3,600	5,300

Total	8,600	(1,700)	12,300	19,200	48,700	126,500	10,500	185,700

Foster Wheeler Ltd. and Subsidiaries
CALCULATION OF EBITDA
(In Thousands of Dollars)

	March 28, 2003	March 29, 2002

Consolidated Total
Loss Before Taxes (before goodwill charge)	(12,400)	(19,700)
Interest Expense	21,800	20,900
Depreciation and Amortization	9,800	11,500

EBITDA as reported	19,200	12,700

Add:Special Charges	19,200	35,200

EBITDA normalized	38,400	47,900

Engineering & Construction
Earnings Before Taxes (before goodwill charge)	9,800	20,500
Interest Expense	(600)	(300)
Depreciation and Amortization	2,900	4,400

EBITDA as reported	12,100	24,600

Add:Special Charges	8,600

EBITDA normalized	20,700	24,600

Energy
Earnings Before Taxes (before goodwill charge)	19,800	(1,800)
Interest Expense	4,900	7,300
Depreciation and Amortization	5,800	6,100

EBITDA as reported	30,500	11,600

Add:Special Charges	(1,700)	24,700

EBITDA normalized	28,800	36,300

Corporate & Financial
Loss Before Taxes (before goodwill charge)	(42,000)	(38,400)
Interest Expense	17,500	13,900
Depreciation and Amortization	1,100	1,000

EBITDA as reported	(23,400)	(23,500)

Add:Special Charges	12,300	10,500

EBITDA normalized	(11,100)	(13,000)